Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2005 RESULTS

BALTIMORE (August 3, 2005) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2005.

Financial Results:

Net broadcast revenues from continuing operations were $163.1 million for the three months ended June 30, 2005, a decrease of 2.0% versus the prior year period result of $166.4 million.  Operating income was $52.3 million as compared to $47.3 million in the prior year period, an increase of 10.5%.  The Company had net income available to common shareholders of $142.6 million in the three-month period, of which $128.5 million related to the gain, net of taxes, on the sale of KOVR-TV in Sacramento, versus net income available to common shareholders of $20.2 million in the prior year period.  Diluted earnings per common share was $1.67 versus diluted earnings per common share of $0.22 in the prior year period.  Diluted earnings per common share from continuing operations was $0.15 as compared to $0.19 in the same period last year.

Net broadcast revenues from continuing operations were $307.5 million for the six months ended June 30, 2005, a decrease of 1.5% versus the prior year period result of $312.2 million.  Operating income was $84.9 million in the six-month period, an increase of 16.7% versus the prior year period result of $72.7 million.  Net income available to common shareholders was $151.4 million in the six-month period versus the prior year period net income available to common shareholders of $17.9 million.  Diluted earnings per common share was $1.78 versus diluted earnings per common share of $0.21 in the prior year period.  Diluted earnings per common share on continuing operations was $0.22 as compared to $0.16 in the same period last year.

“We continued to deliver operationally during the second quarter despite the challenging national advertising environment,” commented David Smith, President and CEO of Sinclair.  “Our stations once again reported very good ratings results in the May sweeps, our new business initiatives helped to offset the absence of political advertising revenues, and our disciplined approach regarding costs allowed us to reduce station operating expenses by 3.3% as compared to the same period last year.”

“We also executed on non-operational opportunities to create shareholder value.  Among these, we entered into an agreement to sell our Tri-Cities television station and announced that the Company was selling its equity investment in Atlantic Automotive Corporation.  We exchanged our 6% preferred stock for 6% convertible debentures, thereby reducing the Company’s tax liabilities by approximately $4.0 million per year.  We refinanced our Bank Credit Facility, lowering our cost of borrowing by a minimum of 50 basis points.  Finally, we began repurchasing our 8% and 8.75% Senior Subordinated Notes in the open market, reducing our cost of funding on the amounts purchased by about 3%.”

Operating Statistics and Income Statement Highlights:

•                                          The quarter’s revenues were positively impacted by increased advertising spending primarily in the schools, services, fast food, entertainment and travel/leisure categories.  Primary categories that were down were movies, restaurants and telecommunications.  Automotive, our largest category, representing approximately 24% of our time sales, was down 7.7%.

•                                          Local advertising revenues decreased 0.7% in the quarter versus the second quarter 2004, while national advertising revenues decreased 6.6% due to the absence of political advertising spending.  Excluding political revenues, local advertising revenues were up 0.3% and national advertising revenues were down 2.7%.  Local revenues, excluding political revenues, represented 61% of advertising revenues.

•                                          Excluding political revenues, our ABC stations were up, our FOX and UPN stations were flat, while our WB stations were down due to network programming weakness.

•                                          Results of the May 2005 ratings book, as compared to May 2004, indicated that our stations did better than the competition in the top 100 markets in the early fringe through prime-time dayparts in the key adult 18 to 49 demographic.  On a combined basis, competitors in the top 100 markets had ratings declines of 4% while our stations were down 1%.  Our biggest ratings gains came from our ABC stations which were up 9% (other ABC operators in the top 100 markets were up 4%) and our FOX stations which were up 3%, in-line with other FOX operators in the top 100 markets.  Our WBs and UPNs were down 6% and 11%, respectively, while other WB and UPN operators in the top 100 markets were down 7% and 8%, respectively.

•                                          On May 11, 2005, the Company announced the sale of the license assets of its Tri-Cities television station, WEMT-TV, to Aurora Broadcasting, Inc. for $1.4 million and the sale of the non-license assets, to BlueStone Television, Inc. for $5.6 million.  The non-license assets portion of the sale closed and funded with BlueStone providing sales and non-programming related services to WEMT-TV pursuant to a joint sales and shared services agreement.

•                                          On May 31, 2005, the Company completed the purchase of the non-license assets of WNAB-TV in Nashville, Tennessee for $8.3 million.

•                                          On June 6, 2005, the Company announced it was selling its shares in Atlantic Automotive Corporation (formerly Summa Holdings) for $21.5 million plus accrued and unpaid dividends.  The transaction closed and funded on August 2, 2005.

•                                          During the quarter, the Company entered into a binding term sheet regarding long term affiliation agreements with the ABC network for KDNL-TV in St. Louis, Missouri, WSYX-TV in Columbus, Ohio, WLOS-TV in Asheville, North Carolina, WXLV-TV in Greensboro, North Carolina, WKEF-TV in Dayton, Ohio, WCHS-TV in Charleston/Huntington, West Virginia, WEAR-TV in Pensacola, Florida, WICS/WICD-TV in Springfield/Champaign, Illinois, and WGGB-TV in Springfield, Massachusetts.

•                                          The Company entered into a long-term retransmission agreement with Echostar (owner of the DISH network).

•                                          The Company will be making the following news programming changes in order to improve performance and profitability:  1) effective the week of August 22, 2005, the Company will be reformatting its News Central product for its WB affiliates in Raleigh, Las Vegas, Milwaukee, Cincinnati, Buffalo, Birmingham and Tampa, reducing their current one hour newscast into a half hour newscast and a half hour of entertainment programming; 2) the Company will be discontinuing its 10:00 pm newscast on WUPN-TV (UPN 48) and its 11:00 pm newscast on WXLV-TV (ABC 45) in Greensboro, North Carolina after the airing of their August 10, 2005 newscasts; and 3) the Company will be expanding its news presence on KABB-TV (FOX 29) in San Antonio, Texas by launching an early morning newscast by the first quarter 2006.  KABB-TV currently produces and airs an established 9:00 pm newscast.

Balance Sheet and Cash Flow Highlights:

•                                          Debt on the balance sheet, net of $4.6 million in cash, was $1,487.0 million at June 30, 2005 versus net debt of $1,605.9 million at March 31, 2005.  The decrease was due primarily to the sale of KOVR-TV in Sacramento offset in part by the exchange of the Company’s 6% Convertible Exchangeable Preferred Stock for Convertible Debentures.

•                                          On May 12, 2005, the Company restated and amended its Bank Credit Facility.  The new terms provide for a $100 million Term Loan A and a $175 million Revolving Credit Facility priced at LIBOR plus 1.25%, with step-downs based on a leverage pricing grid.  The Facility matures in 2011, with minimal amortization on the Term Loan A beginning in 2007.

•                                          On June 15, 2005, the Company exchanged $166.9 million of its 6% Convertible Exchangeable Preferred Stock for 6% Convertible Debentures that mature in September 2012.

•                                          During the quarter, the Company repurchased in the open market $8.0 million face value of its 8.0% Senior Subordinated Notes due 2012 and $2.6 million face value of its 8.75% Senior Subordinated Notes due 2011.

•                                          As of June 30, 2005, 46.3 million Class A common shares and 39.1 million Class B common shares were outstanding, for a total of 85.4 million common shares outstanding.

•                                          Capital expenditures in the quarter were $5.2 million.

•                                          Program contract payments were $26.8 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its third quarter and full year 2005 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“Given that this is a non-election year, it should be no surprise that the third and fourth quarters are expected to be down over last year’s levels due to the absence of political revenues,” commented David Amy, EVP and CFO.  “Although automotive and national advertising revenues are in a much steeper decline than we anticipated earlier in the year, we are encouraged by our new business initiatives and by our ABC and FOX stations’ performance in the May ratings sweeps.  We continue to be diligent about our cost controls and, as the case was in the first half of the year, expect station expenses to continue to decline in the second half of the year.”

•                                          The Company expects third quarter 2005 station net broadcast revenues, before barter, to be approximately $142.1 million to $143.1 million, down 5.6% to 6.3% from third quarter 2004 station net broadcast revenue, before barter, of $151.6 million due to the absence of political advertising revenues and the expectation for continued weak national advertising spending.   Political revenues in the third quarter last year were approximately $6.8 million.

•                                          The Company expects third quarter barter revenue to be approximately $13.5 million.

•                                          The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the quarter to be approximately $71.2 million, a 1.8% decrease from third quarter 2004 television expenses of $72.5 million.  On a full year basis, television expenses are expected to be down about 3% as compared to 2004 television expenses of $300.4 million.

•                                          The Company expects third quarter barter expense to be approximately $13.5 million.

•                                          The Company expects third quarter program contract amortization expense to be approximately $17.5 million and $71 million for the year.

•                                          The Company expects third quarter program contract payments to be approximately $25.8 million and $105 million for the year.

•                                          The Company expects third quarter corporate overhead to be approximately $5.2 million and $20.4 million for the year.

•                                          The Company expects third quarter depreciation on property and equipment to be approximately $13 million and $52.5 million for the year, assuming the capital expenditure assumptions below.

•                                          The Company expects third quarter amortization of acquired intangibles to be approximately $4.5 million and $18 million for the year.

•                                          The Company will no longer be paying dividends on its 6% preferred stock due to the exchange of the 6% preferred stock for 6% convertible debentures.

•                                          The Company expects third quarter net interest expense to be approximately $30.2 million and $118 million for the year, assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section, the terms of the May 2005 Bank Credit Facility, plus the exchange of the 6% Convertible Debentures.

•                                          The Company expects dividends paid on the Class A and Class B common shares to be approximately $6.4 million in the third quarter and $19.2 million for the year, assuming current shares outstanding and a $0.30 per share annual dividend.

•                                          The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                                          The Company expects to record a deferred tax benefit for continuing operations in the third quarter reflecting adjustments to net deferred tax liabilities as a result of a change in Ohio tax law.  The Company is in the process of interpreting the intricacies of the tax law change and assessing how business decisions regarding its Ohio television stations may impact the amount of non-cash deferred tax benefit recognized as a result of the tax law change, which the Company anticipates could be up to $4.5 million.  The Company expects the full year effective tax rate for continuing operations to be approximately 40%, including a current tax benefit from continuing operations of approximately $6.3 million in the third quarter and $15 million for the year based on the assumptions discussed in this “Outlook” section but before the effect of the Ohio tax law change.

•                                          The Company expects to spend approximately $6.7 million in capital expenditures in the third quarter and approximately $23 million for the year.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter results on Wednesday, August 3, 2005, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 61 television stations in 38 markets.  Sinclair’s television group reaches approximately 23% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s announced sale of its Kansas City, Sacramento and Tri-Cities television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Station broadcast revenues, net of agency commissions	$163,117	$166,396	$307,545	$312,226
Revenues realized from station barter arrangements	15,001	16,291	29,512	29,771
Other operating divisions revenue	5,515	3,930	10,436	7,934
Total revenues	183,633	186,617	347,493	349,931
OPERATING EXPENSES:
Station production expenses	38,829	38,671	76,684	77,399
Station selling, general and administrative expenses	34,209	36,870	68,905	71,377
Expenses recognized from station barter arrangements	13,884	15,028	27,289	27,528
Amortization of program contract costs and net realizable value adjustments	16,425	21,050	33,544	46,377
Stock-based compensation expense	440	419	658	914
Other operating divisions expenses	5,248	4,832	10,301	9,150
Depreciation and amortization of property and equipment	13,136	12,389	26,162	24,179
Corporate general and administrative expenses	4,595	5,343	9,981	10,935
Amortization of definite-lived intangible assets and other assets	4,527	4,667	9,054	9,334
Total operating expenses	131,293	139,269	262,578	277,193
Operating income	52,340	47,348	84,915	72,738
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(28,742)	(30,867)	(57,713)	(61,686)
Interest income	108	46	229	117
Income (loss) on sale of assets	11	(14)	—	(33)
Loss from extinguishment of debt	(1,631)	(2,453)	(1,631)	(2,453)
Unrealized gain from derivative instruments	2,827	19,069	11,726	18,974
(Loss) income from equity and cost investees	(1,592)	858	(413)	3,379
Gain on insurance settlement	401	—	401	—
Other income	71	224	148	389
Total other expense	(28,547)	(13,137)	(47,253)	(41,313)
Income from continuing operations before income taxes	23,793	34,211	37,662	31,425
INCOME TAX PROVISION	(8,448)	(13,798)	(13,869)	(12,718)
Net income from continuing operations	15,345	20,413	23,793	18,707
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax provision of $550, $1,500, $2,070 and $2,760, respectively	1,279	2,398	4,140	4,393
Gain on sale of discontinued operations, net of taxes	128,516	—	128,516	—
NET INCOME	145,140	22,811	156,449	23,100
PREFERRED STOCK DIVIDENDS	2,502	2,587	5,004	5,175
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$142,638	$20,224	$151,445	$17,925

BASIC AND DILUTED EARNINGS PER SHARE:
Basic earnings per share from continuing operations	$0.15	$0.21	$0.22	$0.16
Basic earnings per share from discontinued operations	$1.52	$0.03	$1.56	$0.05
Basic earnings per common share	$1.67	$0.24	$1.78	$0.21
Diluted earnings per share from continuing operations	$0.15	$0.19	$0.22	$0.16
Diluted earnings per share from discontinued operations	$1.52	$0.03	$1.56	$0.05
Diluted earnings per common share	$1.67	$0.22	$1.78	$0.21
Weighted average common shares outstanding-no dilution	85,395	85,630	85,315	85,946
Weighted average common and common equivalent shares outstanding-assuming dilution	85,399	92,641	85,318	86,331
Dividends per common share	$0.075	$—	$0.125	$—

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2005	March 31, 2005
Cash & cash equivalents	$4,646	$21,331
Total current assets	222,184	313,291
Total long term assets	2,106,977	2,108,398
Total assets	2,329,161	2,421,689

Current portion of debt	39,178	16,092
Total current liabilities	305,003	238,009
Long term portion of debt	1,452,456	1,611,143
Total long term liabilities	1,812,537	1,949,854
Total liabilities	2,117,540	2,187,863

Minority interest in consolidated subsidiaries	6,152	971

Total stockholders’ equity	205,469	232,855
Total liabilities & stockholders’ equity	2,329,161	2,421,689

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net cash flow from operating activities	$24,934	$47,927
Net cash flow from investing activities	276,649	272,567
Net cash flow from financing activities	(318,268)	(326,339)

Net increase in cash and cash Equivalents	(16,685)	(5,845)
Cash & Cash Equivalents, beginning of period	21,331	10,491
Cash & Cash Equivalents, end of period	$4,646	$4,646